EXHIBIT 10.1
Conformed Copy
AGREEMENT AND PLAN OF MERGER
by and among
SUMMEX CORPORATION,
WEBMD HEALTH CORP.,
AND
FFGM, INC.
Dated as of April 13, 2006

i

Schedules:

2.9(f)(v)	Certain Sales
4.1	Non Indiana Jurisdictions
4.4(b)	Holders of Capital Stock
4.4(d)	Holders of SARs
4.4(e)	Agreements Relating to Sale, Transfer, Registration, or Voting of Capital Stock
4.7(a)	Deviation of Financial Statements from GAAP
4.8	Obligations to Shareholders
4.9	Accounts Receivable
4.10	Permits
4.11(d)	Environmental Matters
4.12(b)	Fixed Assets
4.14	Leases
4.15(a)	Customers and Suppliers
4.15(b)	Customer Disputes
4.15(c)	Performance Obligations
4.16(a)(i)	Personal Property Leases
4.16(a)(ii)	Agreements for Purchase or Sale of Products or Services
4.16(a)(iii)	Distribution, Franchise, Sales, Commission, Consulting, Agency, or Advertising Agreements
4.16(a)(iv)	Restrictive Agreements
4.16(a)(v)&(vi)	Preferred or Exclusive Provider Agreements
4.16(a)(vii)	Property Options
4.16(a)(viii)	Commission Arrangements
4.16(a)(ix)	Joint Venture, Partnership or LLC Agreements
4.16(a)(x)	Agreements with Security Interest or Guarantee
4.16(a)(xi)	Agreements for Sale or Acquisition of Assets outside Ordinary Course of Business
4.16(a)(xii)	Agreements with Governmental Authorities
4.16(a)(xiii)	Confidentiality Agreements
4.16(a)(xiv)	Employment or Consulting Agreements
4.16(a)(xvii)	Indemnification Obligations
4.16(a)(xviii)	Agreements that could Prohibit or Impair the Conduct of the Business
4.16(a)(xix)	Geographic, Temporal or Market Restrictions
4.16(a)(xx)	Hazardous Materials, Environmental Cleanup or Audits
4.16(a) (xxi)	Pharmaceutical Manufacturer Agreements
4.16(a) (xxii)	Intellectual Property and Licensing Agreements
4.16(a) (xxiii)	Other Agreements Outside the Ordinary Course of Business or Involving More than $25,000
4.17	Insurance
4.18	Labor Matters
4.19	Employee Benefits
4.21	Litigation
4.22(a)	Intellectual Property Registrations

4.22 (c)	Ownership Interests or Security Interests Claimed in Intellectual Property
4.22 (e)	Infringement Notices
4.22 (g)	Outbound IP Agreements
4.22(h)	Inbound IP Agreements
4.22(i)	Company Source Code
4.22(j)	Authorship Exceptions
4.22(k)	Open Source Materials
4.22(m)	Customer Offerings
4.22(n)	Support and Funding
4.22(o)	Commitments
4.24(b)	Closed Tax Years
4.24(l)	Tax Jurisdictions
4.24(u)	Tax Basis/NOLs
4.25	Absence of Changes
4.26	Bank Accounts; Powers of Attorney
4.31(b)	Controls and Procedures
7.1(h)	Aggregate SAR Consideration

Exhibits:

Exhibit A	Employment Agreements
Exhibit B	Principal Shareholders
Exhibit C	Escrow Agreement
Exhibit D	Net Funded Indebtedness and Net Working Capital as of December 31, 2005
Exhibit E	Form of Opinion of Locke Reynolds, LLP
Exhibit F	Company Services
Exhibit G	Current Rate Card
Exhibit H	Payments Pursuant to Section 3.2(g)

v

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 13th day of April, 2006, by and among (i) WebMD Health Corp., a Delaware corporation (“Parent”); (ii) FFGM, Inc., an Indiana corporation (“Newco”); and (iii) Summex Corporation, an Indiana corporation (the “Company”).
RECITALS
     WHEREAS, the Company is engaged in the business of providing health management services for employers and health plans that help employees and plan members to actively manage and reduce health care costs by developing, implementing and managing comprehensive wellness programs that identify, assess, and modify behaviors, including a customizable combination of health risk assessments, personal coaching, and ongoing lifestyle education (the “Business”).
     WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below) on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) will be converted into the Common Stock Consideration (as defined below) in the manner set forth herein;
     WHEREAS, contemporaneously herewith, each of the Persons listed on Exhibit A hereto have entered into employment agreements with the Company (collectively, the “Employment Agreements”) that will become effective as of the Closing (as defined below) provided the respective party thereto is still employed by the Company; and
     WHEREAS, contemporaneously herewith, each of the Persons listed on Exhibit B (each a “Principal Shareholder” and, collectively, the “Principal Shareholders”) hereto have entered into certain letter agreements with Parent as of the date hereof, whereby each such party has agreed to certain covenants with Parent.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I
CERTAIN DEFINITIONS
     Section 1.1 Defined Terms. Following is a list of the defined terms used in this Agreement and the section references where they are defined.
“Accounts Receivable” has the meaning set forth in Section 4.9.

“Affiliate” means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person, or (ii) any director, officer, partner, member or trustee of such Person or (iii) any Person who is an officer, director, partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through contract or otherwise.
“Agreed Amount” means part, but not all, of the Claimed Amount.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Alternative Transaction” means any of the following transactions between or among the Company and/or its stockholders and any Person other than Parent: (i) the acquisition or purchase of any capital stock of the Company other than the issuance of restricted stock by the Company in the Ordinary Course of Business, in an aggregate amount not to exceed 5% of the fully diluted shares of the Company; (ii) the sale, transfer, license or other disposition of any material assets or rights of the Company, or (iii) a business combination, change of control or similar transaction involving the Company.
“Arbitrator” has the meaning set forth in Section 8.6(e).
“AR Damages” has the meaning set forth in Section 6.9.
“Articles of Merger” articles of merger or other appropriate documents prepared and executed in accordance with Section 23-1-40-5 of the IBCL.
“Audit Firm” has the meaning set forth in Section 2.9(d).
“Base Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2005.
“Benefit Arrangement” means any arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide compensation or benefits for services rendered (other than merely as salary or wages or under a Benefit Plan) to present or former directors, employees, agents, or independent contractors, including employment or consulting agreements; severance agreements or pay policies; stay or retention bonuses or compensation; executive, incentive, or bonus compensation programs or arrangements; sick leave, vacation pay, or paid time off; plant closing benefits; patent award programs; salary continuation for disability; workers’ compensation; retirement compensation; deferred compensation; equity and equity-based compensation and equity purchase plans or programs; executive hospitalization, medical, or life insurance; tuition reimbursement or scholarship programs; employee discount programs; tax equalization arrangements; meals, travel, or vehicle allowances; any plans subject to Section 125 of the Code; and any plans providing benefits or payments in the event of a change in control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
“Benefit Arrangement” means any arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide compensation or benefits for services rendered (other than merely as salary or wages or under a Benefit Plan) to present or former directors, employees, agents, or independent contractors, including employment or consulting agreements; severance agreements or pay policies; stay or retention bonuses or compensation; executive, incentive, or bonus compensation programs or arrangements; sick leave, vacation pay, or paid time off; plant closing benefits; patent award programs; salary continuation for disability; workers’ compensation; retirement compensation; deferred compensation; equity and equity-based compensation and equity purchase plans or programs; executive hospitalization, medical, or life insurance; tuition reimbursement or scholarship programs; employee discount programs; tax equalization arrangements; meals, travel, or vehicle allowances; any plans subject to Section 125 of the Code; and any plans providing benefits or payments in the event of a change in control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Benefit Plan” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.
“Books and Records” means all business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations of the Company.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City, New York are permitted or required to be closed.
“Buyer Indemnification Threshold” has the meaning set forth in Section 8.4(b).
“Buyer Indemnified Party” has the meaning set forth in Section 8.1.
“Cap” has the meaning set forth in Section 8.4(c).
“Certificates” means the outstanding certificates that immediately prior to the Effective Time represent shares of Common Stock.
“Charter Documents” means, with respect to any Person, its articles of incorporation and by-laws as amended through the date hereof.
“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
“Claims” has the meaning set forth in Section 8.6.
“Claim Notice” has the meaning set forth in Section 8.6(d).
“Closing” means the consummation of the transactions contemplated pursuant to this Agreement.
“Closing Date” means the date on which the Closing occurs.
“Closing Common Stock Consideration” means the Purchase Price divided by the number of Common Shares outstanding immediately prior to the Effective Time,
“Closing SAR Consideration” means with respect to a SAR the amount payable at the Closing under the SAR Plan in connection with the Merger, based upon the value of the net Common Stock Consideration payable pursuant to Section 2.8(a) after giving effect to Section 2.10 and Sections 3.2 (f) and (g).
“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means the Company’s privacy and security commitments for personally identifiable information (including, but not limited to, terms and conditions and privacy policies applicable to such personally identifiable information, which are set forth in Section 4.22(o) of the Disclosure Schedule).
“Common Shares” means the shares of common stock, without par value, of the Company.
“Common Stock” means, collectively, all the issued and outstanding Common Shares.
“Common Stock Consideration” means the Closing Common Stock Consideration and the Earn-out Common Stock Consideration.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Benefit Arrangement” means any Benefit Arrangement the Company sponsors or maintains or with respect to which the Company has or may have any current or future Liability, in each case with respect to any present or former directors, employees, officers, or agents of, or service providers to, the Company.
“Company Certificate” means a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 7.1 is satisfied in all respects.
“Company Equity Securities” means the Common Stock.
“Company Expenses” means the aggregate of (i) the out of pocket expenses paid or payable as of the Closing by the Company in connection with the consummation of the transactions contemplated hereby, including to any legal counsel, accountants, investment bankers, or consultants, plus (ii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of this Agreement and the transactions contemplated hereby and payable by the Company.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.
“Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, taken as a whole, (ii) the ability of Parent to operate the Business immediately after the Closing or (iii) the ability of the officers of Parent, following the Closing, to certify without qualification to Parent’s financial statements as they relate to the business or operations previously conducted by the Company. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.
“Company Plan” means any Benefit Plan the Company sponsors or maintains or to which the Company is obligated to make payments or has or may have any Liability, in each case with respect to any present or former employees of the Company, and any qualified plan that was terminated on or after January 1, 1999.
“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.
“Company Revenues” has the meaning set forth in Section 2.9(f).
“Company Securityholders” means holders of Company Equity Securities immediately prior to the Effective Time.
“Company Services” means those services of the Company set forth on Exhibit F attached hereto.
“Company Source Code” means the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.
“Company Stock Plan” means any stock option plan, stock appreciation rights plan or other stock or equity-related plan of the Company.
“Customer Offerings” means (a) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future and (b) the products (including Software and Documentation) that the Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 4.22(m) of the Disclosure Schedule
“Current Rate Card” has the meaning set forth in Section 2.9(f)(viii).
“Damages” has the meaning set forth in Section 8.1(a).
“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
“Earn-out Common Stock Consideration” means the amounts payable with respect to a Common Share pursuant to Section 2.9, which shall equal (a) the Earn-out Payment, if any, less the aggregate Earn-out SAR Consideration, divided by (b) the number of Common Shares outstanding immediately prior to the Effective Time.
“Earn-out Payment” means the amounts, if any, payable pursuant to the terms and conditions of Section 2.9.
“Earn-out SAR Consideration” means the amounts payable with respect to a SAR pursuant to Section 2.9, which shall equal (a) the Earn-out Payment, if any, divided by (b) the number of Common Shares outstanding immediately prior to the Effective Time.
“Effective Time” means the time of the filing of the Articles of Merger in accordance with the IBCL, which filing shall occur on the Closing Date.
“Employment Agreements” has the meaning set forth in the Recitals.
“Environmental Law” means mean any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.
“ERISA Affiliate” means any Person that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Code Section 414(b)), (2) a group of trades or businesses under common control (as defined in Code Section 414(c)), or (3) an affiliated service group (as defined under Code Section 414(m) or any regulations under Code Section 414(o)), any of which includes or, within the applicable statutes of limitations, included the Company.
“Escrow Agent” means Wilmington Trust Company.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit C.
“Escrow Amount” means the aggregate amount paid by Parent to the Escrow Agent pursuant to Section 2.10(a).
“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the amount paid by Parent to the Escrow Agent at the Closing pursuant to Section 2.10(a).
“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
“Financial Statements” means:
(a) the consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years, and
(b) the Most Recent Balance Sheet and the consolidated statements of income, changes in shareholders’ equity and cash flows for the 3 months ended as of the Most Recent Balance Sheet Date.
“First Year Measurement Period” means the twelve-month period beginning on April 1, 2006 and ending on March 31, 2007.
“First Year Minimum” means $8,750,000.
“First Year Target” means $10,000,000.
“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.
“Governmental Authority” means any federal state, local, foreign, governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Healthcare Laws” means Laws relating to the provision, administration, and/or payment for healthcare products or services, including, without limitation, to the extent applicable: (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.

“HIPAA Commitments” has the meaning set forth in Section 4.28(a).
“IBCL” means the Indiana Business Corporation Law (as amended from time to time).
“Indemnified Party” has the meaning set forth in Section 8.6(a).
“Indemnifying Party” has the meaning set forth in Section 8.6(a).
“Indemnifying Securityholders” means, collectively, the Company Securityholders receiving the Common Stock Consideration pursuant to Section 2.8.
“Intellectual Property” shall mean the following subsisting throughout the world:
(a) Patent Rights;
(b) Trademarks and all goodwill in the Trademarks;
(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;
(e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).
“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.
“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test apparatus used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site. “Internal Systems” does not include mass market, currently available, off-the-shelf software programs (such as computer operating system software or business application programs for word processing, e-mail, etc.) that are licensed by the Company pursuant to “shrink wrap” licenses. All Internal Systems that are material to the business of the Company are listed and described in Section 4.22(c) of the Disclosure Schedule.

“Knowledge of the Company” means the actual knowledge of the Principal Shareholders, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.
“Law” means any law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority.
“Lease” means any lease or sublease pursuant to which the Company leases or subleases from another Person any real property.
“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Legal Proceeding” has the meaning set forth in Section 8.6(b)(i).
“Liability” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, matured, unmatured or otherwise, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured.
“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.
“Maximum Yearly Earn-out Amount” means $5,000,000.
“Measurement Period” means, collectively, the First Year Measurement Period and the Second Year Measurement Period.
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” means the payments to which Company Securityholders are entitled pursuant to Section 2.8.
“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.
“Most Recent Balance Sheet Date” shall mean March 31, 2006.

“Net Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as of such date if such principal and interest is paid in full as of such date) arising under any obligations of the Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any interest rate, currency or other hedging agreements, (iv) obligations under conditional sale or other title retention agreements related to property purchased by the Company (other than accounts payable and accrued expenses incurred in the ordinary course of business), and (v) all obligations of any Person other than the Company secured by any Security Interest on property or assets owned by the Company, whether or not the obligations secured thereby have been assumed by the Company, in each case, as of such date, excluding any undrawn letters of credit, less (vi) cash and cash equivalents. Notwithstanding the foregoing, “Net Funded Indebtedness” shall not include any obligations under operating leases or capital leases. Net Funded Indebtedness of the Company, as of any date, shall be determined in accordance with GAAP and (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Net Funded Indebtedness as of December 31, 2005, which is attached as Exhibit D hereto, and (B) without giving effect to the transactions contemplated by this Agreement.
“Net Working Capital” means, as of any date:
Current assets on the balance sheet, excluding cash, minus current liabilities on the balance sheet, excluding notes payable, calculated as follows:
(I) the sum of (A) client fees receivable, plus (B) preprinted materials inventory, plus (C) rent deposits, plus (D) prepaid expenses minus
(II) the sum of (A) accrued expense payable, plus (B) accrued salaries payable, plus (C) accounts payable, plus (D) income tax payable, plus (E) unearned revenue, in each case, of the Company, as of such date, as determined in accordance with GAAP and (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Net Funded Indebtedness and Net Working Capital of the Company as of December 31, 2005, which is attached as Exhibit D hereto, and (B) without giving effect to the transactions contemplated by this Agreement.
“Newco” has the meaning set forth in the first paragraph of this Agreement.
“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model,

including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Parent” has the meaning set forth in the first paragraph of this Agreement.
“Parent Certificate” means a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving Parent or the Newco) of Section 7.2 is satisfied in all respects.
“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.
“Parent Offerings” means, collectively, the products and services offered by Parent to its customers on the Closing Date.
“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
“Performance Obligations” means any performance guarantee, including, but not limited to, improvements in wellness scores and other agreed measures of improvement, customer service obligation or implementation deadline of the Company for the benefit of a customer whether set forth in a customer contract or otherwise.
“Permit” means any permit, license, registration, certificate, order, approval, franchise, variance or similar right issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.
“Principal Shareholders” has the meaning set forth in the Recitals to this Agreement.
“Purchase Price” means $30,000,000 less the aggregate Closing SAR Consideration payable on all outstanding SARs and the aggregate SAR Taxes payable with respect to such Closing SAR Consideration, collectively.
“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.

“Release Date” means the date that is eighteen (18) months after the Closing Date.
“Requisite Shareholder Approval” means the unanimous adoption of this Agreement and the approval of the Merger by the holders of outstanding Company Equity Securities entitled to vote on this Agreement and the Merger.
“Response” means a written response containing the information provided for in Section 8.6(d).
“SAR” means a stock appreciation right issued under the SAR Plan.
“SAR Consideration” means the Closing SAR Consideration and the Earn-out SAR Consideration, if any.
“SAR Plan” means the Summex Corporation Stock Appreciation Rights Plan and any prior plans under which any outstanding SARs have been granted.
“SAR Taxes” means the employer half of FICA Taxes imposed under section 3111 of the Code with respect to any SAR Consideration paid to each holder of a SAR who is an employee (as defined in section 3121(b) of the Code) on the date hereof or who received SARs in connection with the performance of services as an employee.
“Second Year Measurement Period” means the twelve-month period beginning on April 1, 2007 and ending on March 31, 2008.
“Second Year Minimum” means $11,000,000.
“Second Year Target” means $12,500,000.
“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
“Shareholder Consent” means the written consent to the Merger by the shareholders of the Company representing the Requisite Shareholder Approval pursuant to the provisions of the IBCL, the Company’s articles of incorporation, and bylaws.
“Shareholder Indemnification Threshold” has the meaning set forth in Section 8.4(a).
“Shareholder Indemnified Party” has the meaning set forth in Section 8.2.
“Shareholders’ Representative” has the meaning set forth in Section 10.1(a).
“Shares” has the meaning set forth in Recitals.

“Sites” means the following Internet websites: summex.com, onwardplus.com, bfwschedule.com, healthassess.guidanceresources.com, olsn.com, summexhealthmonitor.com, bfwexpress.com, summexlivewise.com, health.intuneliving.com, and benefitoptionspha.com.
“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Systems” has the meaning set forth in Section 4.22(o).
“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Tax Returns” shall means any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Action” has the meaning set forth in Section 8.6(a).
“Third Party Claim” has the meaning set forth in Section 8.6(b).
“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
“Trading Partners” has the meaning set forth in Section 4.29(c).
     Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

Article II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the IBCL, be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the IBCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the IBCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the IBCL. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”
     Section 2.2 Outstanding Shares.
          (a) As of the date hereof, the number of issued and outstanding shares of capital stock of Newco is 1,000 shares of common stock.
          (b) As of the date hereof, the number of outstanding shares of capital stock of the Company is 23,140 Common Shares.
     Section 2.3 Articles of Merger. On the Closing Date, the parties hereto shall cause the Articles of Merger, in accordance with the relevant provisions of the IBCL to be properly executed and filed in accordance with the IBCL and shall make all other filings or recordings required under the IBCL. The Merger shall be effective at the Effective Time.
     Section 2.4 Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be amended as of the Effective Time in the manner set forth in the Articles of Merger. Such amended articles of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the IBCL.
     Section 2.5 By-laws. The by-laws of Newco, substantially in the form previously provided to the Company (but otherwise in form and substance satisfactory to Newco) in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.
     Section 2.6 Officers. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.
     Section 2.7 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.
     Section 2.8 Conversion of Shares.
          (a) Conversion of Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury) shall be canceled and converted into the right to receive the Closing Common Stock Consideration, payable in cash to the holder thereof, without interest thereon, and the Earn-out Common Stock Consideration. Except as provided in Section 2.10, such Closing Common Stock Consideration will be payable to the respective holder upon surrender of the Certificate formerly representing such share.
          (b) Treasury Shares. Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.
          (c) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.
          (d) Holders of Common Shares. From and after the Effective Time, the holders of Common Shares shall cease to have any rights with respect to such Common Shares, except the right to receive the Common Stock Consideration with respect to each Common Share.
     Section 2.9 Earn-Out.
          (a) Within 120 days following the end of the First Year Measurement Period:
               (i) If, during the First Year Measurement Period, the Surviving Corporation generates Company Revenues equal to or greater than the First Year Target, the Maximum Yearly Earn-out Amount shall be payable by Parent to the Company Securityholders as Earn-out Common Stock Consideration and to the holders of SARs as Earn-out SAR Consideration; provided, that any amounts payable pursuant to this Section 2.9 shall be reduced by the amount of any applicable SAR Taxes.
               (ii) If, during the First Year Measurement Period, the Surviving Corporation generates Company Revenues equal to or greater than the First Year Minimum but less than the First Year Target, an additional amount equal to the Maximum Yearly Earn-out Amount multiplied by a fraction, the numerator of which is excess of the actual Company Revenues generated by the Surviving Corporation during the First Year Measurement Period over the First Year Minimum and the denominator of which is $1,250,000, shall be payable by

Parent to the Company Securityholders as Earn-out Common Stock Consideration and to the holders of SARs as Earn-out SAR Consideration; provided, that any amounts payable pursuant to this Section 2.9 shall be reduced by the amount of any applicable SAR Taxes, and provided further, however, that if, during the First Year Measurement Period, the Surviving Corporation fails to generate Company Revenues equal to or greater than the First Year Minimum, Parent will not be obligated to make any payment pursuant to this Section 2.9(a).
          (b) Within 120 days following the end of the Second Year Measurement Period:
               (i) If, during the Second Year Measurement Period, the Surviving Corporation generates Company Revenues equal to or greater than the Second Year Target, the Maximum Yearly Earn-out Amount shall be payable by Parent to the Company Securityholders as Earn-out Common Stock Consideration and to the holders of SARs as Earn-out SAR Consideration; provided, that any amounts payable pursuant to this Section 2.9 shall be reduced by the amount of any applicable SAR Taxes.
               (ii) If, during the Second Year Measurement Period, the Surviving Corporation generates Company Revenues equal to or greater than the Second Year Minimum but less than the Second Year Target, an additional amount equal to the Maximum Yearly Earn-out Amount multiplied by a fraction, the numerator of which is excess of the actual Company Revenues generated by the Surviving Corporation during the Second Year Measurement Period over the Second Year Minimum and the denominator of which is $1,500,000, shall be payable by Parent to the Company Securityholders as Earn-out Common Stock Consideration and to the holders of SARs as Earn-out SAR Consideration; provided, that any amounts payable pursuant to this Section 2.9 shall be reduced by the amount of any applicable SAR Taxes, and provided further, however, that if, during the Second Year Measurement Period, the Surviving Corporation fails to generate Company Revenues equal to or greater than the Second Year Minimum, Parent will not be obligated to make any payment pursuant to this Section 2.9(b).
          (c) During the Measurement Period Parent shall operate the Business in a commercially reasonable manner and shall not take any action not in good faith the primary purpose of which is to reduce or eliminate the payment of Earn-out Payment. Notwithstanding the foregoing, it is agreed and acknowledged that (i) the board of directors of Parent will act consistent with its fiduciary duties to its shareholders; (ii) Parent will have the power and right to control all aspects of the Business and the operations of Parent and the Surviving Corporation, including without limitation, hiring, firing and compensation of employees, the branding, pricing, discounting and terms of sale of the Company Services, decisions regarding whether, how and to what extent to market, advertise or promote the Company Services, the making or not making of capital expenditures, the settlement or not settling of claims and the management of all litigation and disputes with third parties (including suppliers, customers, competitors, employees, consultants and agents); (iii) Parent intends to exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its subsidiaries as a whole taking into account their respective conditions and prospects from time to time (rather than the respective interests of the Company Securityholders and the holders of SARs in the Earn-out Payment); (iv) Parent currently has, and may in the future develop or acquire, products that compete, either directly or indirectly, with the Company Services and may make decisions with respect to such products that adversely effect the Company Services or Company Revenues; and (v) any of the above actions may materially reduce the Earn-out Payment, if any. Without limiting the foregoing, during the Measurement Period the Surviving Corporation shall be permitted to sell the Company Services through its reseller, distributor, or similar agreements existing on the date hereof and any other such agreements approved by Parent, Company Revenues for which will be credited in accordance with Section 2.9(f)(ii). In addition and without limiting the foregoing, if, during the Measurement Period, Parent receives a request for Company Services, Parent may permit the Surviving Corporation to provide such services. Any Company Revenues associated with any such Company Services approved by Parent will be credited in accordance with Section 2.9(f)(iii).
          (d) Parent shall deliver to the Shareholders’ Representative as soon as practicable, and in any event no later than forty five (45) days after the end of the each of the First Year Measurement Period and the Second Year Measurement Period, a schedule setting forth the computation of the Earn-out Payment, if any, and a copy of all financial information used in making such computation. Parent’s computation thereof shall be conclusive and binding upon the parties hereto and on the holders of SARs and the Company Securityholders unless, within fifteen (15) days following the Shareholders’ Representative’s receipt of such schedule, the Shareholders’ Representative notifies Parent in writing that it disagrees with Parent’s computation. Such notice shall include a schedule setting forth the Shareholders’ Representative’s computation of the payment together with a copy of any information, other than that previously provided by Parent, used in making such computation. If Parent disagrees with the Shareholders’ Representative’s computation, an officer of Parent shall promptly meet with the Shareholders’ Representative, and the parties shall attempt in good faith to reach a resolution of such disagreement. If such disagreement is not resolved within fifteen (15) days after delivery of the Shareholders’ Representative’s notice, Parent shall request its independent auditors or any other nationally recognized auditing firm selected by Parent (the “Audit Firm”) to compute the amount of the Earn-out Payment, if any, as promptly as practicable and such computation shall be binding upon the parties hereto. The expenses of the Audit Firm shall be borne equally by Parent and the Shareholders’ Representative (which Shareholders’ Representative’s portion may be subtracted from the Earn-out Payment otherwise payable to the Company Securityholders and to the holders of SARs). Parent shall not be required to make the Earn-Out Payment, if any, or any portion thereof, to the Shareholders’ Representative until the period during which the Shareholders’ Representative may object to the amount of the Earn-out Payment has lapsed or, if properly contested in accordance with the provisions hereof, the amount of the Earn-out Payment has been agreed upon by the parties or calculated by the Audit Firm. Notwithstanding any other provision of this Agreement to the contrary, any dispute arising under this Section 2.9 other than with respect to the computation of the Earn-out Payment shall exclusively be resolved pursuant to the procedures set forth in Section 8.6(e).
          (e) The rights of the Company Securityholders and the holders of SARs to their respective portions the Earn-out Payment, if any, will not be represented by a certificate, are personal to each Company Securityholder or holder of a SAR (as the case may be) and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void. No Company Securityholder or holder of a SAR shall have any right, cause of action or other claim against Parent, the Surviving Corporation or any of their respective Affiliates with respect to the ownership or operation of the Surviving Corporation or the Business on and after the Closing Date except for the limited right to receive the Earn-out Payment, if any.
          (f) For the purposes of this Section 2.9 “Company Revenues” means consolidated revenue from sales of Company Services by Parent or by the Surviving Corporation in accordance with the terms and conditions of Section 2.9(c), calculated in accordance with GAAP, and shall be subject to the following additional conditions (whether or not such following items are in accordance with GAAP):
     (i) “Company Revenues” shall mean the actual invoiced sales recorded on a consolidated basis as revenues by Parent, its subsidiaries, or the Surviving Corporation under Parent’s normal accounting policies consistently applied within and across its operating units, from the sale to third parties, not affiliated with Parent, of Company Services, net of any royalty paid to any third party, and less the following, as applicable: refunds, discounts, credits, promotional offerings, insurance, sales and use Taxes, customs duties, and any other governmental Tax or charge (except income Taxes) imposed on or at the time of the production, importation, use, or sale of the Company Services, including any value added Taxes (VAT), as adjusted for rebates and refunds. For conversion of foreign currency to U.S. dollars with respect to sales of Company Services in a foreign currency, the conversion method and rate shall be the conversion method and rate used by Parent to convert the applicable sales into U.S. dollars for purposes of the preparation of Parent’s financial statements, such conversion to be calculated in accordance with GAAP, applied consistently. The Parties acknowledge and agree that Parent and its subsidiaries (other than the Surviving Corporation) currently offer, and will continue to offer during the Measurement Period, services that are similar to those set forth on Exhibit F. Such services offered by Parent and its subsidiaries (other than the Surviving Corporation) shall not be considered Company Services for the purposes of determining Company Revenues pursuant to this Section 2.9;
     (ii) 100% of such revenues resulting from sales of Company Services that are made by the Surviving Corporation through reseller, distributor, or similar agreements to which the Company is a party and that are in effect on the date hereof shall be counted as Company Revenues;
     (iii) 100% of such revenues resulting from sales of Company Services approved by Parent shall be counted as Company Revenues;
     (iv) only 50% of such revenues resulting from sales of Company Services to third parties that are customers of Parent or its subsidiaries as of the date of such sale shall be counted as Company Revenues regardless of whether such sales are made by (i) Parent or its subsidiaries (other than the Surviving Corporation), or (ii) the Surviving Corporation;
     (v) except as set forth in Section 2.9(f)(v) of the Disclosure Schedule, if sales of Company Services are made during the Measurement Period to third parties that are customers of both the Company and Parent or its subsidiaries as of the date hereof:

               (A) only 50% of such revenues shall be counted as Company Revenues if such sales are made by Parent or its subsidiaries (other than the Surviving Corporation); and
               (B) 100% of such revenues shall be counted as Company Revenues if such sales are made by the Surviving Corporation.
          (vi) only 50% of such revenues resulting from sales of Company Services by Parent or its subsidiaries (other than the Surviving Corporation) shall be counted as Company Revenues;
          (vii) on any sales of Company Services that are bundled with Parent Offerings, Company Revenues shall be credited as determined by Parent on an equitable basis in consideration of the relationship of the value of the Company Services to the total sales price (and after giving effect to the provisions of paragraphs (iv), (v), and (vi) of this Section 2.9(f)); for the avoidance of doubt, it is acknowledged and agreed that if, during the Measurement Period, Parent incorporates any portion or aspect of the Company’s HRA product into the Parent Offerings, no Company Revenues will be counted as a result revenues resulting from sales of such enhanced Parent Offerings that do not also include other Company Services;
          (viii) any Company Revenues recognized after the Effective Time which represent sales of Company Services that are discounted by more than 10% from the Company’s current rate card included on Exhibit G attached hereto (the “Current Rate Card”) will be excluded from Company Revenues for purposes of this Section unless approved in advance in writing by Parent in its sole discretion; and
          (ix) Company Revenues shall not include use for internal purposes of the Company Services or modifications thereof by Parent or its subsidiaries.
     Section 2.10 Escrow.
          (a) At the Closing, Parent shall deposit with the Escrow Agent $3,000,000 of the aggregate Merger Consideration otherwise payable pursuant to Section 2.8(a) for the purpose of securing the indemnification obligations of the Indemnifying Securityholders set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.
          (b) The adoption of this Agreement and the approval of the Merger by the Company Securityholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Shareholders’ Representative.
     Section 2.11 Exchange of Certificates.
          (a) Upon surrender of any Certificates, together with duly executed stock powers, on or prior to the Closing Date to Parent, Newco or the Surviving Corporation, the holder of each Certificate shall receive from Parent or the Surviving Corporation on the Closing Date in exchange for each share of Common Stock, evidenced thereby, the Closing Common

Stock Consideration to which such holder is entitled pursuant to Section 2.8, without interest. Each Certificate surrendered pursuant to this Section 2.11(a) shall be canceled. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Parent and the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.11, each Certificate (other than Certificates canceled pursuant to Section 2.8(b)) shall represent for all purposes only the right to receive the Merger Consideration in the form provided for by this Agreement, without interest. Except as provided herein, all cash paid upon surrender of the Certificates in accordance with this Section 2.11 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock represented thereby.
          (b) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent and Newco, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof in the manner set forth in Section 2.8.
     Section 2.12 Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, Newco, the Company and the Surviving Corporation shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including without limitation any payments made in respect of SARs and any payments to be made pursuant to Section 3.2(g)) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Company Securityholder and any other recipient of any payment hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Company Securityholder or other recipient of payment in respect of which such deduction and withholding was made.
     Section 2.13 FIRPTA. On or prior to the Closing, the Company shall deliver to Parent (a) a statement certifying that the Common Stock is not a “U.S. real property interest” and (b) a notice addressed to the Internal Revenue Service as described in Treasury Regulation Section 1.897-2(h)(2), both in accordance with Treasury Regulations under Sections 897 and 1445 of the Code and in a form reasonably acceptable to Parent. The Company authorizes Parent to, and acknowledges that Parent shall, file the notification and statement with the Internal Revenue Service on behalf of the Company. If Parent does not receive the statement and/or notice described above on or before the Closing Date, Parent, Newco, the Company or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
     Section 2.14 280G. Prior to the Closing Date, the Company shall receive a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code)

of his or her right to any and all payments or other benefits that could be deemed “parachute payments” under Section 280G(b) of the Code (determined without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) if such payments are not approved by the Company Securityholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) and any regulations (including proposed regulations) thereunder. After receipt of such written waivers and prior to the Closing Date, the Company shall solicit shareholder approval of any and all such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder, including the Company’s provision of adequate disclosure to all Company Securityholders of all material facts concerning all payments that, in the absence of such shareholder approval, could be classified as “parachute payments” to a “disqualified individual” under Section 280G of the Code. The Company shall provide such adequate disclosure to Company Securityholders in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder.
     Section 2.15 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Newco, in order to consummate the transactions contemplated by this Agreement.
Article III
CLOSING
     Section 3.1 Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 1899 Pennsylvania Avenue, NW, Washington, DC 20006 two Business Days following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Parent shall mutually agree.
     Section 3.2 Actions at the Closing. At the Closing:
          (a) the Company shall deliver to Parent and Newco the various certificates, instruments and documents referred to in Section 7.1;
          (b) Parent and Newco shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.2;
          (c) the Surviving Corporation shall deliver to the Secretary of State of the State of Indiana for filing the Articles of Merger;
          (d) each Company Securityholder shall deliver to Parent for cancellation the Certificate(s) representing his, her, or its Company Equity Securities as required pursuant to Section 2.8(a);
          (e) Parent, the Shareholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and Parent shall deposit $3,000,000 with the Escrow Agent in accordance with Section 2.10;

          (f) Parent or the Surviving Corporation shall pay (and shall treat as part of the Closing Common Stock Consideration under Section 2.8(a)) the following amounts:
               (i) the sum of $80,000 dollars (subject to adjustment at Closing) to Locke Reynolds LLP, as attorneys for the Company Securityholders;
               (ii) to Morgan Keegan & Company, Inc. a sum to be specified in writing by the Company as Morgan Keegan & Company, Inc.’s fee for serving as the Company’s financial advisor with respect to the Merger; and
               (iii) to Daniel J. Lee, a sum to be specified in writing by the Company;
          (g) Parent shall pay to the Surviving Corporation (and shall treat as part of the Closing Common Stock Consideration under Section 2.8(a)) the aggregate amount set forth on Exhibit H attached hereto for payment by the Surviving Corporation to the Persons set forth on such Exhibit H;
          (h) Parent shall pay to the Surviving Corporation the aggregate Closing SAR Consideration for payment by the Surviving Corporation to each holder of a SAR plus an amount (as determined by the Company and approved by Parent) that is sufficient to pay the aggregate SAR Taxes payable with respect to the Closing SAR Consideration;
          (i) Parent or the Surviving Corporation shall pay (by check or by wire transfer) to each Company Securityholder the balance of the Closing Common Stock Consideration not paid pursuant to clauses (e), (f), (g) and (h) above.
Article IV
REPRESENTATIONS AND
WARRANTIES OF THE COMPANY
     To induce Parent and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents to Parent and Newco that, except as set forth in the Disclosure Schedule, the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article IV.
     Section 4.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. The Company is duly authorized and qualified to do business under all applicable Laws, to own, lease and operate its properties and to carry on its business in the places and in the manner as now conducted and presently planned to be conducted except where the failure to be so authorized or qualified individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company is so authorized or qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction (other than the State of Indiana) in which it does business. The Company has delivered to Parent and Newco true, complete and correct copies of its Charter Documents. The Company is not (either currently or pending notice or lapse of time, or both) in violation of, in conflict with, or in default under, any Charter Documents. The minute books of the Company delivered to Parent and Newco are correct and complete in all material respects.
     Section 4.2 Authorization; Validity. The Company has full legal right and all requisite corporate power and authority to operate and carry on the Business as presently conducted, and to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated hereby. This Agreement has been and all other agreements and instruments to be executed and delivered by the Company in connection herewith, when executed and delivered by the Company, shall have been, duly and validly authorized, executed and delivered by the Company. Without limiting the generality of the foregoing, (A) the Board of Directors of the Company, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the IBCL, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (B) this Agreement and the Merger has been approved by the Requisite Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     Section 4.3 Noncontravention. Subject to the filing of the Articles of Merger as required by the IBCL, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Charter Documents, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.
     Section 4.4 Capitalization.
          (a) The authorized capital stock of the Company consists of one million (1,000,000) shares comprising both Common Shares and Preferred Shares, neither of which are authorized in any fixed number. As of the date of this Agreement, 23,140 shares were issued and outstanding, no shares were held by the Company as treasury stock, and no Preferred Shares were issued and outstanding.
          (b) Section 4.4(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each shareholder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.
          (c) The Company does not have, and has never had, any Company Stock Plan other than the SAR Plan.
          (d) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. Except as set forth in Section 4.4(d) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (e) Except as set forth in Section 4.4(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of Company Equity Securities, or, to the best of the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.
     Section 4.5 Subsidiaries. The Company does not have, and has never had, any direct or indirect subsidiaries, and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.
     Section 4.6 Complete Copies of Materials. The Company has delivered to Parent and Newco true and complete copies (or with respect to oral agreements, written summaries of the same) of each contract and other document that has been requested by Parent and Newco or its agents in connection with this Agreement or that is referred to in the Disclosure Schedule.
     Section 4.7 Financial Statements.

          (a) The Financial Statements are set forth in Section 4.7(a) of the Disclosure Schedule. Except as set forth in Section 4.7(a) of the Disclosure Schedule, the Financial Statements (i) comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.
          (b) The Net Funded Indebtedness of the Company was $764,401.49 as of December 31, 2005, as shown on Exhibit D.
          (c) The Net Working Capital of the Company was $639,343.16 as of December 31, 2005, as shown on Exhibit D.
          (d) As of the Closing, the Company will have reduced its Net Funded Indebtedness so that its Net Working Capital as of the Closing minus the remaining Net Funded Indebtedness as of the Closing is equal to $650,000.
     Section 4.8 Liabilities and Obligations. The Company has no Liabilities except for (a) those Liabilities reflected on the Most Recent Balance Sheet and (b) those Liabilities incurred since the date of the Base Balance Sheet in the Ordinary Course of Business and (c) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet. Without limiting the foregoing, except as set forth in Section 4.8 of the Disclosure Schedule, the Company has no obligations to any of its shareholders or their Affiliates.
     Section 4.9 Accounts and Notes Receivable. All of the Company’s accounts and notes receivable (collectively, the “Accounts Receivable”) are reflected properly according to GAAP on the Most Recent Balance Sheet and represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. A complete and accurate list of the Accounts Receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 4.9 of the Disclosure Schedule. No portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company. The Accounts Receivable are current and collectible net of any reserves specifically applicable thereto shown on the Most Recent Balance Sheet and, subject to such reserves, shall be collected in full, without any set-off, within six (6) months after the Closing Date. There is no contest, claim, or right of set-off with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.
     Section 4.10 Permits.
          (a) Section 4.10 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct the Businesses as presently conducted or as proposed by the Company to be conducted. All fees required to be paid in connection with each such listed Permit have been paid. Each such listed Permit is in full force and effect; the Company is in compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. No Person other than the Company owns or has any proprietary, financial, or other interest (direct or indirect) in any such listed Permit. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of or adversely affect the rights and benefits afforded to the Company under any Permit. Each Permit will continue in full force and effect immediately following the Closing. The Company has delivered to Parent true, accurate, and complete copies of all Permits.
          (b) All employees and consultants of the Company providing Customer Offerings, including telephonically and via the Internet, are licensed in each jurisdiction where such licensing is required.
     Section 4.11 Environmental Matters.
          (a) The Company has complied with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.
          (b) The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.
          (c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.
          (d) Set forth in Section 4.11(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.
          (e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.
     Section 4.12 Assets.
          (a) The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all

Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
          (b) Section 4.12(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company having a book value greater than $25,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature of the Company whose book value exceeds $25,000.
          (c) Each item of equipment, motor vehicle, and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.
     Section 4.13 Real Property. The Company has never owned any real property.
     Section 4.14 Real Property Leases. Section 4.14 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to Parent complete and accurate copies of the Leases. With respect to each Lease:
          (a) Such Lease is legal, valid, binding, enforceable and in full force and effect;
          (b) Such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) Neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;
          (d) There are no disputes, oral agreements or forbearance programs in effect as to such Lease;
          (e) The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) To the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

          (g) The Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.
     Section 4.15 Customers and Suppliers. (a) Section 4.15(a) of the Disclosure Schedule sets forth a true and correct list of (a) each customer of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. Since December 31, 2004, no such customer or supplier has indicated that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. To the Knowledge of the Company, no customer or supplier is reasonably likely, as a result of the transactions contemplated by this Agreement, to: (x) not trade with or supply the Company, (y) reduce substantially its trading with or provision of goods or services to the Company or (z) change the terms and conditions on which it is to prepared trade with or supply the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
          (b) All invoices and collected amounts for customer billings for service fees, software license fees, hardware or software maintenance fees and any other fees have been calculated pursuant to fully executed legally binding agreements mutually agreed upon by the Company and the applicable customer. Section 4.15(b) of the Disclosure Schedule sets forth each occasion in which a customer of the Company has disputed its fee or charge amount, as well as the amount of any credit and/or payment made by the Company to settle such dispute.
          (c) The Company as of the date hereof: (i) has met or exceeded every Performance Obligation, (ii) will meet, or is capable of meeting, all Performance Obligations for the twenty-four (24) months following the date of this Agreement, including Performance Obligations that will be effected by future increases in volume requirements, and (iii) is unaware of any material problems of a nature that could disrupt the operations of the Company, the servicing of its customers or the sales of its products or services. Section 4.15(c) of the Disclosure Schedule sets forth each occasion in which the Company has failed to meet a Performance Obligation, as well as the amount of any credit and/or payment made by the Company in connection with such failed Performance Obligation.
          (d) The Company’s health management program, including without limitation its Health Monitor health risk assessment, is based on empirical research and conforms to standards of updating and accuracy generally accepted within its industry.
          (e) The Company has not received any written (including electronic mail) notice or claim of inaccuracy regarding any of its health management program.
     Section 4.16 Material Contracts and Commitments.

          (a) Section 4.16 of the Disclosure Schedule sets forth a true, correct and complete list of the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than three (3) months;
               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) involving annual revenues to the Company of more than $20,000, or (C) in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
               (iii) any distribution, franchise, sales, commission, consulting, agency, or advertising agreement concerning the Business, except for agreements that are cancelable on not more than sixty (60) days notice by the Company without penalty or increased cost;
               (iv) any agreement (or group of related agreements) concerning the Business containing covenants restraining or limiting the freedom of the Company or any officer, director, shareholder, or Affiliate thereof to engage in any line of business or to compete with any Person, including, without limitation, by restraining or limiting the right to solicit customers or that could, giving effect to the Merger, restrain or limit the freedom of Parent, the Surviving Corporation or any officer, director, shareholder or Affiliate thereof to engage in any line of business or compete with any Person;
               (v) any agreement that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the recipient of any product or service of any Person during any period of time or that otherwise involve the granting by any Person to the Company of exclusive or preferred rights of any kind or that could, giving effect to the Merger, so provide with respect to Parent, the Surviving Corporation or any of their respective Affiliates;
               (vi) any agreement that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company or the exclusive or a preferred recipient of any product or service of the Company during any period of time or that otherwise involves the granting by the Company of exclusive or preferred rights of any kind or that could, giving effect to the Merger, so provide with respect to Parent, the Surviving Corporation or any of their respective Affiliates;
               (vii) each option with respect to any property, real or personal, used or intended for use in the Business whether the Company is a grantor or grantee thereunder;
               (viii) each agreement (or group of related agreements) relating to commission arrangements with individuals other than employees of the Company;

               (ix) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;
               (x) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has agreed to the imposition of a Security Interest on any of its assets, tangible or intangible;
               (xi) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (xii) any agreement with any Governmental Authority to which the Company is a party or by which its assets are bound, and each agreement with any Person in connection with such Person’s agreement with any Governmental Authority;
               (xiii) any agreement concerning confidentiality;
               (xiv) any employment or consulting agreement;
               (xv) any agreement currently in effect involving any current or former officer, director or shareholder of the Company or an Affiliate thereof;
               (xvi) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;
               (xvii) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);
               (xviii) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or the Surviving Corporation or any of its Affiliates as currently conducted and as currently proposed to be conducted;
               (xix) any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;
               (xx) any agreement for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liabilities, violation of any Environmental Laws or relating to the performance of any environmental audit or study;
               (xxi) each agreement with a pharmaceutical manufacturer or an agency representing a pharmaceutical manufacturer;

               (xxii) any agreement which would entitle any third party to receive a license or any other right to intellectual property of Parent or any of Parent’s Affiliates following the Closing; and
               (xxiii) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.
          (b) The Company has delivered to Parent a complete and accurate copy of each agreement listed in Section 4.16 or Section 4.22 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such agreement.
     Section 4.17 Insurance.
          (a) Section 4.17(a) of the Disclosure Schedule sets forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage maintained thereunder and all insurance loss runs and workmen’s compensation claims received for the past three (3) policy years. The Company has delivered to Parent and Newco true, complete and correct copies of all such insurance policies. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination or modification, under the policy. All premiums payable under all such policies have been paid, and the Company is in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. There have been no threatened terminations of, or material premium increases with respect to, any such policies.
          (b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim under any such policy, and if any of the foregoing have been disclosed, no such claim or existing facts was questioned, denied or disputed by the underwriter of such policy. The Company will not be liable for retroactive premiums or similar payments except as set forth in Section 4.17(b) of the Disclosure Schedule, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth in Section 4.17(b) of the Disclosure Schedule. The Company has no knowledge of any threatened termination of or premium increase with respect to, any such policy except as set forth in Section 4.17(b) of the Disclosure Schedule. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Company has not failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance.
     Section 4.18 Labor Matters. With respect to employees of and services providers to the Company:
          (a) Section 4.18 of the Disclosure Schedule contains a list of (i) all employees of the Company; (ii) all officers and directors of the Company; (iii) the current annual compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such employee, officer or director as of (A) the date of this Agreement and (B) as of the Closing Date, and (iv) all employment agreements with any employees, officers, and directors. Each current or past employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to Parent. Section 4.18 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to Parent. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. All employees of the Company are employed in the United States. All the Company employees are citizens or permanent residents of the United States. To the Knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. The Company has complied with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such Laws with respect to employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has complied with all employment agreements, and no claims, controversies, investigations, grievances, or suits are pending or, to the Knowledge of the Company, threatened with respect to such Laws or agreements, either by private individuals or by Governmental Authorities; all employees are at-will; and the Company has no obligation, contingent or otherwise, to pay severance benefits.
          (b) No labor union represents or has ever represented the Company’s employees, no collective bargaining agreement is or has been binding against the Company, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.
          (c) All persons who have performed services for the Company while classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

          (d) To the Knowledge of the Company, no contractor used by or under contract with the Company is in material violation of any Law relating to labor or employment matters, with respect to any work such contractor has performed for the Company.
          (e) Any accruals for incentive bonuses to employees of the Company for the fiscal year 2005 are accurately reflected on the Financial Statements and the Most Recent Balance Sheet.
     Section 4.19 Employee Benefits.
          (a) Section 4.19(b) of the Disclosure Schedule contains a complete and accurate list of all Company Benefit Arrangements and Company Plans. Complete and accurate copies of (i) all Company Plans and Company Benefit Arrangements that have been reduced to writing, (ii) written summaries of all unwritten Company Plans and Company Benefit Arrangements, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer.
          (b) Each Company Plan and Company Benefit Arrangement has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to each Company Plan and Company Benefit Arrangement and has made all required contributions thereto. The Company is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Code Section 4980B, Subtitle K, Chapter 100 of the Code and ERISA Sections 601 through 608 and Section 701 et seq.). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has ever had assets that include securities issued by the Company or any ERISA Affiliate. The Company does not have and has never had any ERISA Affiliates.
          (c) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign Governmental Authority; and no matters are pending under the IRS’s Employee Plans Compliance Resolutions System or any successor or predecessor program.
          (d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Code Sections 401(a) and 501(a), respectively, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan that is required to satisfy Code Section 401(k)(3) or Section 401(m)(2) has been tested for compliance with, and satisfies the requirements of, Code Section 401(k)(3) and Section 401(m)(2) for each plan year ending prior to the Closing Date.
          (e) The Company has never maintained or had any Liability with respect to any Benefit Plan subject to Section 412 of the Code or Title IV of ERISA (including any multiemployer plan (as defined in ERISA Section 4001(a)(3)).
          (f) No employee or former employee (or beneficiary of either) of the Company is now, or after completing additional service or applying at a future date will be, entitled to receive any welfare benefits beyond retirement or other termination of employment, including, without limitation, death or medical benefits (whether or not insured), other than as applicable Law requires, and there have been no written or oral commitments inconsistent with the foregoing. There are no unfunded obligations under any Company Plan or Company Benefit Arrangement providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan and Company Benefit Arrangement that is funded are reported at their fair market value on the books and records of such Company Plan or Company Benefit Arrangement.
          (g) No Company Plan has experienced a termination or partial termination. No act or omission has occurred and no condition exists with respect to any Company Plan or Company Benefit Arrangement that would subject the Company to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan or Company Benefit Arrangement, nor will any of the transactions contemplated by this agreement give rise to such an obligation.
          (h) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
          (i) Each Company Plan and Company Benefit Arrangement is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan or Company Benefit Arrangement as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, Company Benefit Arrangement, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan or Company Benefit Arrangement. The investment vehicles used to fund the Company Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.
          (j) No Company Plan or Company Benefit Arrangement contains any provision or is subject to any Law that would (a) increase, accelerate, or vest any benefit, (b) require severance, termination or retention payments, (c) provide any term of employment or compensation guarantee; (d) trigger any Liabilities (including any obligation to provide a Tax gross-up), or (e) measure any values of benefits on the basis of any of the transactions contemplated by this Agreement. No shareholder, employee, officer, or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement. There is no agreement, plan or arrangement under which any person may receive payments from the Company or its shareholders that may be subject to the Tax imposed by Code Section 4999 or included in the determination of such person’s “parachute payment” under Code Section 280G. The Company has provided to Parent such accurate information as Parent would reasonably be expected to need to enable Parent to calculate any excise tax due under Code Section 4999 as a result of the transactions contemplated by this Agreement for which the Company or Parent may directly or indirectly become liable, and the amount of deductions that may be disallowed under Code Section 280G as a result of the transactions contemplated by this Agreement.
          (k) The Company has not had any Benefit Plan or Benefit Arrangement covering any employee which plan or arrangement is subject to the Laws of any jurisdiction outside the United States.
          (l) Each Company Plan and Company Benefit Arrangement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A, IRS Notice 2005-1, and the proposed regulations under Code Section 409A. No Company Plan or Company Benefit Arrangement that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No SAR granted by the Company has a measurement floor that has been or may be less than the fair market value of the underlying stock as of the date such SAR was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such SAR.
          (m) Section 4.19(k) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time, earned time off, and incentive bonuses and the amount of such liabilities as of the Most Recent Balance Sheet Date.
          (n) Except for accrued but unpaid salary, wages, bonuses, and employee benefits in the Ordinary Course of Business consistent with past practices, there are no amounts owing or credit extended from the Company to any officer, director, or employee of the Company or any member of the immediate family of any such officer, director, or employee, nor are there any amounts owing or credit extended from any of such persons to the Company.
          (o) All actions to be taken under this Agreement with respect to equity or equity-based compensation (A) are permitted by the terms of the applicable Company Benefit Arrangements (or appropriate consents have been or will be obtained from the affected participants); (B) will be consistent with material communications to recipients of such compensation; and (C) will comply in all material respects with applicable Law.

     Section 4.20 Compliance with Law. The Company is and has at all times been in material compliance with, and has conducted the Business and owned, used, operated and maintained its properties, rights and assets (including the Assets) in material compliance with, all applicable Laws. To the Knowledge of the Company, no claims have been alleged or threatened asserting the Company’s violation of, Liability for, or potential responsibility under, any Law. The Company has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by any director, officer or employee.
     Section 4.21 Litigation. There are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its assets, rights or properties, or any current or former officer, director, employee, consultant, agent or shareholder of the Company with respect to the Company, the Business, or any of the Assets, or seeking to prevent or delay the transactions contemplated pursuant to this Agreement, and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry involving or relating to the Company, the Business or any Asset, whether pending or threatened, has been received by the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against the Company, the Business, or any Asset.
     Section 4.22 Intellectual Property.
          (a) Company Registrations. Section 4.22(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.
          (b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company threatened, with respect to any Patent Rights included in the Company Registrations. To the Knowledge of the Company, the Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.
          (c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 4.22(c) of the Disclosure Schedule, the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security

Interests and all joint owners of the Company Owned Intellectual Property are listed in Section 4.22(c) of the Disclosure Schedule. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done by the Company, (ii) to Exploit the Internal Systems as they are currently used and contemplated to be used by the Company, and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted and contemplated to be conducted by the Company.
          (d) Protection Measures. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) material breach of the Company’s security procedures wherein confidential information has been disclosed to a third person. The Company has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.
          (e) Infringement by Company. None of the Customer Offerings, or the Exploitation thereof by the Company or by any reseller, distributor, customer or user thereof, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by them in connection with the Business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 4.22(e) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to Parent copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
          (f) Infringement of Company Rights. To the Knowledge of the Company, no Person (including, without limitation, any current or former employee or consultant of the Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company. The Company has provided to Parent copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

          (g) Outbound IP Agreements. Section 4.22(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. Except as described in Section 4.22(g) of the Disclosure Schedule, the Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights. Except as set forth in Section 4.22(g) of the Disclosure Schedule, the Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
          (h) Inbound IP Agreements. Section 4.22(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and of Internal Systems and the license or agreement pursuant to which the Company Exploits them (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems, except as specifically set forth in Section 4.22(h) of the Disclosure Schedule. None of the Customer Offerings or Internal Systems includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed in Section 4.22(h) of the Disclosure Schedule.
          (i) Source Code. The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 4.22(i) of the Disclosure Schedule, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, its escrow agent(s), or any other person to any third party.
          (j) Authorship. Except as set forth in Section 4.22(j) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company, waiving their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees, and have no residual claim to such materials.
          (k) Open Source Code. Section 4.22(k) of the Disclosure Schedule lists all Open Source Materials that the Company has utilized in any way in the Exploitation of Company

Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company. Except as specifically disclosed in Section 4.22(k) of the Disclosure Schedule, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).
          (l) Employee and Contractor Assignments. Each employee of the Company and each independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
          (m) Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials. The Customer Offerings conform in all material respects to the written Documentation and specifications therefor, and the Internal Systems conform in all material respects to any written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party except as set forth in Section 4.22(m) of the Disclosure Schedule.
          (n) Support and Funding. Except as set forth in Section 4.22(n), the Company has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.
          (o) Commitments. With respect to the Commitments:
               (i) the Company has collected personally identifiable information only in accordance with, and is in material compliance with, its Commitments;

               (ii) the Company has been and currently is in material compliance with all Laws relating to privacy, security, and security breach notification requirements applicable to the Sites and the software, hardware, networks, databases, and records (collectively, “Systems”) used in the operation of, and in providing services through, the Sites;
               (iii) the Company has not received inquiries from the Federal Trade Commission or any other federal or state governmental agencies regarding the Commitments;
               (iv) the Company has not received any written (including electronic mail) complaints from any website user regarding Commitments, or compliance with the Commitments; and
               (v) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted.
               (vi) the execution, delivery and performance of this Agreement complies with and can be effectuated in accordance with the Commitments and with all Laws described in paragraph (ii) above;
               (vii) the Company has adopted reasonable measures, including administrative, physical, and technical measures, to protect the confidentiality, security, availability and integrity of personally identifiable information maintained, processed or transmitted by or through the Sites or Systems;
               (viii) the Company has adopted procedures for identifying and responding to breaches of security of personally identifiable information, including but not limited to procedures for notifying persons whose personally identifiable information is accessed or acquired by unauthorized persons; and
               (ix) to the Knowledge of the Company, the Company has not experienced any such breach of security of personally identifiable information maintained, processed or transmitted by the Company.
     Section 4.23 Books and Records. The Company has made and kept (and given Parent access to) the Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.
     Section 4.24 Taxes.
          (a) The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete. The Company is not and never has been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for

Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company for all Tax periods or portions thereof commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Company (i) has no actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company and (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.
          (b) The Company has delivered or made available to Parent (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.24(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.
          (c) Except for payments for which the Company obtains waivers and shareholder approval satisfying the requirements of Section 280G(b)(5)(A)(ii) of the Code prior to Closing as described in Section 2.14, the Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). The Company is not and has not been required to make any basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (d) None of the assets of the Company (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

          (e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period or portion thereof ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.
          (f) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383 or 384 of the Code or comparable provisions of foreign state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
          (g) The Company (i) is not a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code and (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (h) The Company has never participated in an international boycott as defined in Section 999 of the Code.
          (i) The Company is not a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.
          (j) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (k) The Company does not own any interest in an entity, and is not a party to any contractual arrangement, that is characterized as a partnership for federal income Tax purposes.
          (l) Section 4.24(l) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.
          (m) The Company does not own any interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.
          (n) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

          (o) The Company is not a party to a gain recognition agreement under Section 367 of the Code.
          (p) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
          (q) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.
          (r) No Company Securityholder holds any Common Stock that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
          (s) The Company is not and never has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
          (t) The Company has not engaged or participated in any “reportable transaction” as defined in Treasury Regulation section 1.6011-4(b) or any analogous provision of state or local law.
          (u) Section 4.24(u) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the basis in its assets and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to it.
          (v) The Company is a “small business corporation” within the meaning of Section 280G(b)(5)(A)(i) of the Code.
     Section 4.25 Absence of Changes. Since December 31, 2004:
          (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and
          (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 6.2.
     Section 4.26 Bank Accounts; Powers of Attorney. Section 4.26 of the Disclosure Schedule sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. Section 4.26 of the Disclosure Schedule also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power. Other than the Persons listed on Section 4.26 of the Disclosure Schedule, no Person holds any power of attorney or similar authority from the Company.
     Section 4.27 Unlawful Payments. Neither the Company, any director, officer, shareholder, employee, agent or representative of the Company, nor any Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for the Company or the Business or to secure Contracts, (B) to pay for favorable treatment for the Company or the Business or for Contracts secured, (C) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (D) in violation of any legal requirement, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records.
     Section 4.28 HIPAA.
          (a) The Company complies with and has implemented all such measures required for it to comply with its obligations as a Covered Entity for its “Health Plan” and as a Business Associate as agreed upon with any “Covered Entity” (as such capitalized terms are defined in HIPAA and the regulations promulgated thereunder), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. The Company is not a Covered Entity other than for its “Health Plan.” With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s (including any Affiliates) compliance or its customers’ compliance with HIPAA is required (collectively, the “HIPAA Commitments”),
               (i) the Company is in material compliance with the HIPAA Commitments;
               (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;
               (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding the Company’s compliance with the HIPAA Commitments; and
               (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.

          (b) The Company has either entered into or made reasonable and good faith efforts to enter into appropriate valid, written Business Associate agreements with all customers that are Covered Entities and with all contractors, agents, vendors, suppliers, and service providers that are Business Associates of the Company.
     Section 4.29 Compliance with Healthcare Laws and Regulations.
          (a) Without limiting the generality of any other representation or warranty made by the Company herein, the Company is conducting and has conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its officers, directors or employees has engaged in any activities that would constitute a violation of any applicable Healthcare Law.
          (b) The Company has not received any written notice or communication from any Governmental Authority alleging noncompliance with any Healthcare Laws; there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information related to noncompliance with, or otherwise involving, any Healthcare Laws pending against the Company; the Company has no material liability (whether actual or contingent) for failure to comply with any Healthcare Laws; there has not been any material violation of any Healthcare Laws by the Company in its submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action; the Company has not been debarred or excluded from participation in Medicare, Medicaid, or any other federal or state healthcare program; and the Company has maintained, in all material respects, all records required under any Healthcare Laws.
          (c) Any remuneration (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between the Company and its customers, contractors, or other entities with which it has a business relationship (together, “Trading Partners”) has at all times been commercially reasonable and represents the fair market value for rendered services or purchased items. No remuneration exchanged between the Company and its Trading Partners has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between the Company and such Trading Partners.
     Section 4.30 Brokers and Agents. The Company has engaged Morgan Keegan & Company, Inc. to act as the Company’s exclusive financial advisor with respect to the transactions contemplated by this Agreement. Under a letter agreement made on or about December 20, 2005 with Daniel J. Lee, one of the Company’s directors, the Company is obligated to pay a fee to Mr. Lee upon the closing of the transactions to be consummated hereunder. Mr. Lee’s fee is equal to one quarter of one percent of the total net proceeds after all transaction costs from the transactions. The Company has not employed any other broker, finder or agent in connection with the transactions contemplated by this Agreement.
     Section 4.31 Controls and Procedures.

          (a) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
          (b) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 4.31(b) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.
     Section 4.32 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to Parent and Newco all material information relating to the business of the Company or the transactions contemplated by this Agreement.
     Section 4.33 Disclaimer of Other Warranties. Except to the extent that this Article IV contains a specific representation by the Company, the Company makes no warranty to Parent or Newco.
Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO
     To induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Newco represent to the Company that, except as set forth in the Disclosure Schedule, the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
     Section 5.1 Due Organization. Each of Parent and Newco is a corporation duly organized and validly existing under the Laws of the state of its incorporation and is duly authorized and qualified to do business under all applicable Laws, to own, lease and operate its properties, and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified could not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Newco to consummate the Merger (a “Parent Material Adverse Effect”). Parent is in good standing under the laws of the state of its incorporation.
     Section 5.2 Authorization; Validity. Each of Parent and Newco has full legal right and all requisite corporate power and authority to operate and carry on its business as presently conducted, and to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered by each of Parent and Newco in connection herewith have been duly and validly authorized, executed and delivered by Parent and Newco. This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by each of Parent and Newco and constitute the valid and binding obligations of Parent and Newco, respectively, enforceable in accordance with their respective terms, except as may be limited by the Enforeceability Exceptions.
     Section 5.3 No Conflicts. The execution, delivery and performance by Parent and Newco of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not:
          (a) conflict with, result in a breach or violation of, or require any consent, approval or authorization under, such entity’s articles of incorporation, certificate of incorporation, or by-laws.
          (b) other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect, conflict with, result in a default under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit to such entity under, or require any consent, approval or authorization under, any document, agreement or other instrument to which such entity is a party or by which any of its properties, rights or assets are bound;
          (c) violate any Law to which such entity or any of its properties, rights or assets are subject or by which such entity or any of its properties, rights or assets are bound; or
          (d) constitute an event which, after notice or lapse of time or both, would result in any conflict, breach, violation, default, requirement, loss, creation or imposition of any Security Interest, termination or impairment or similar event described in Section 5.3(a) through (c).
     Section 5.4 Parent and Newco Board. The respective boards of directors of Parent and Newco, by unanimous written consent, have approved the execution of this Agreement.
     Section 5.5 Shareholder Approval. Parent, as the sole stockholder of Newco, has approved this Agreement and the transactions contemplated hereby by written consent in lieu of a special meeting of stockholders, and no other stockholder vote, approval or consent of any holder of capital stock of each of Parent and Newco is required or necessary to consummate the Merger.

Article VI
COVENANTS
     Section 6.1 Access and Information.
          (a) From the date hereof, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of the Company and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such investigation. Parent and Newco agree to use reasonable efforts to conduct any such inquiries with sensitivity to the Company’s interests in preserving its relationships with its employees, customers and suppliers.
          (b) From the date hereof, the Company shall reasonably cooperate with any reasonable request by Parent, which request is made by Parent in order to assist it in complying with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, in connection with the transactions contemplated hereby.
     Section 6.2 Conduct of Business by the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable Law and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of Parent:
          (a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);
          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;
          (d) enter into, adopt, amend, or terminate any Benefit Plan or Benefit Arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not officers) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its employees generally or individually, or pay any bonus or other benefit to its employees or hire any new officers or (except in the Ordinary Course of Business) any new employees;
          (e) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;
          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;
          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;
          (h) amend its Charter Documents;
          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;
          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 4.14, Section 4.16 or Section 4.22 of the Disclosure Schedule;
          (k) make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate;
          (l) institute or settle any Legal Proceeding;
          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied; or
          (n) agree in writing or otherwise to take any of the foregoing actions.
Without limiting the foregoing, from the date hereof to the Closing, the Company will not take any action or omit to take any action, or agree to take or omit to take any action, without the written consent of Parent (which written consent shall not be unreasonably withheld), which would result in the entry by the Company into any contract with a customer or prospective customer which would be reasonably expected to result in aggregate payments by such customer to the Company in excess of $100,000 in the first 12 months of such contract.
     Section 6.3 Best Efforts; Further Assurances.
          (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to obtain, at its sole expense, all such waivers, consents or approvals from Governmental Authorities or third parties and to give all such notices to Governmental Authorities and third parties, as are required to be listed in Section 4.3 of the Disclosure Schedule. Each party shall bear its own costs incurred in connection with obtaining such consents. Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Parent, the Company or their respective Affiliates, or otherwise restrict the conduct of the businesses of Parent, the Company or their respective Affiliates.
          (b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree, subject to reasonable business judgment, to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.
          (c) The Company shall give prompt written notice to Parent and Newco of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VII and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the section of the Disclosure Schedule related to such representation or warranty) and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.
          (d) Parent or Newco shall give prompt written notice to the Company of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of Parent or Newco contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VII and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the section of the Disclosure Schedule related to such representation or warranty) and (ii) any failure of Parent or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either of them under the Merger Documents.
     Section 6.4 Public Announcements. The timing and content of the initial announcement of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement. Thereafter, Parent and the Company shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement.
     Section 6.5 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 9.1, the Company shall not enter into an agreement with respect to any Alternative Transaction or consummate an Alternative Transaction; solicit, initiate, encourage or accept any inquiries, proposals or offers from any Person with respect to an Alternative Transaction; participate in any discussions, conversations, negotiations or other communications with any Person with respect to an Alternative Transaction; furnish any information to any Person in connection with an Alternative Transaction; or otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any proposal or offer by any Person with respect to an Alternative Transaction. In addition, the Company hereby agrees to cease and terminate immediately, and to cause its representatives and agents to cease and terminate immediately, any existing negotiations or discussions with respect to an Alternative Transaction and to request the return or destruction of any confidential information previously provided to third parties in connection with such discussions.
     Section 6.6 Newco. The Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to Parent).
     Section 6.7 Termination of Certain Agreements. Prior to the Closing, the Company shall terminate at no cost or expense to the Company, and deliver or cause to be delivered to Parent evidence reasonably satisfactory to Parent of the termination of:
          (a) the Company’s 401(k) Plan, effective as of the day prior to the Effective Time, and any other Company Benefit Plans or Company Benefit Arrangements requested by Parent;
          (b) to the extent requested by Parent, each agreement to which any current or former officer, shareholder, employee or Affiliate of the Company, or any Affiliate of any of the foregoing, is a party.
     Section 6.8 Notice of Breaches. From the date of this Agreement until the Closing, the Company shall promptly deliver to Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.
     Section 6.9 AR Damages. Within a reasonable time following the six-month anniversary of the Closing Date Parent or the Surviving Corporation will provide the Shareholders’ Representative with a schedule setting forth any Damages incurred by Parent as a result of the non-collection of any Accounts Receivable set forth in Section 4.9 of the Disclosure Schedule (the Damages set forth on such schedule being the “AR Damages”). Parent and the Surviving Corporation agree that they shall not make any indemnification claim pursuant to Article VIII of this Agreement with respect to the AR Damages until the Business Day prior to the Release Date; provided that if the Surviving Corporation collects any amount of Accounts Receivable included as AR Damages prior to the Release Date, the amount such of AR Damages shall be reduced on a dollar for dollar basis equal to the amount of Accounts Receivable so collected by the Surviving Corporation.
Article VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions to the Obligations of Parent and Newco. The obligation of each of Parent and Newco to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable Law:
          (a) the Company shall have obtained at its own expense (and shall have provided copies thereof to Parent) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 6.3(a) which are required on the part of the Company;
          (b) the representations and warranties of the Company set forth in the first sentence of Section 4.1 and in Sections 4.2 and 4.4 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (d) audited versions of the Financial Statements as of December 31, 2005 and for the fiscal years then ended, accompanied by an unqualified opinion of J. H. Cohn, LLP, shall have been delivered to Parent, and such audited Financial Statements shall not differ in any material respect from the Financial Statements for the same period included in Section 4.7 of the Disclosure Schedule;
          (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction could (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (f) the Company shall have delivered to Parent and Newco the Company Certificate;
          (g) the Company shall have received from each holder of Company Equity Securities the Certificates representing all of the Company Equity Securities owned by such holder;
          (h) the Company shall have provided to Parent a true and complete schedule of the aggregate SAR Consideration payable as a result of the Merger;
          (i) Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);
          (j) Parent shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit E, addressed to Parent dated as of the Closing Date;
          (k) Parent shall have received from the Company the certificate required by Section 2.13;
          (l) Each of the Employment Agreements and each of the Principal Shareholder Agreements shall have become effective;
          (m) Parent, the Escrow Agent and the Shareholders’ Representative shall have entered into the Escrow Agreement;
          (n) Parent shall have received such other certificates and instruments (including certificates of existence of the Company in its jurisdiction of organization and certificates of good standing in the various foreign jurisdictions in which it is qualified, certified Charter Documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;
          (o) Parent shall have received the minute books and charter documents of the Company;

          (p) Parent shall have received a release in form and substance satisfactory to Parent from each of the Persons to receive a payment pursuant to Section 3.2(f) or Section 3.2(g); and
          (q) Parent shall have received from the Company documentary evidence satisfactory to Parent showing (i) that the Company has complied with Section 2.14 and (ii) whether shareholder approval satisfying the requirements of Section 280G(b)(5)(A)(ii) of the Code was obtained for those payments or benefits for which such approval was solicited in accordance with Section 2.14.
     Section 7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:
          (a) the representations and warranties of Parent and Newco set forth in the first sentence of Section 5.1 and in Section 5.2 and any representations and warranties of Parent and Newco set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Parent and Newco set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
          (b) each of Parent and Newco shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction could (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (d) Parent shall have delivered to the Company the Parent Certificate; and
          (e) the Company shall have received such other certificates and instruments (including certificates of existence or good standing of Parent and Newco in their jurisdictions of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.
Article VIII
INDEMNIFICATION
     Section 8.1 General Indemnification. The Company (prior to the Effective Time) and, after the Effective Time, each of the Indemnifying Securityholders, jointly and severally,

covenant and agree to indemnify, defend, protect and hold harmless, Parent, Newco and the Surviving Corporation and each of their respective officers, directors, employees, stockholders, representatives, assigns, successors and Affiliates (each a “Buyer Indemnified Party” and together the “Buyer Indemnified Parties”) from, against, and in respect of:
          (a) all Liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages), diminution in value and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, constituting, resulting from or arising out of, directly or indirectly:
               (i) any misrepresentation, breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement or any other agreement or instrument furnished by the Company to Parent pursuant to this Agreement;
               (ii) any nonfulfillment or breach of any covenant or agreement on the part of Company or the Company Securityholders set forth in this Agreement or any other agreement or instrument furnished by the Company to Parent pursuant to this Agreement;
               (iii) any Company Expenses;
               (iv) any Taxes of the Company or for which the Company is or becomes liable for any taxable period or portion thereof ending on or before the Closing Date;
               (v) the acts and omissions of the Shareholders’ Representative (other than Damages arising solely from Claims brought by the Shareholders’ Representative on behalf of the Company Securityholders on or after the Closing Date in the Shareholders’ Representative’s capacity as agent for the Company Securityholders); or
               (vi) any claim by a shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the articles of incorporation or by-laws of the Company; (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or (v) any claim relating to any SAR, the exercise thereof or the SAR Plan.
     (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.
     Section 8.2 General Indemnification by Parent and the Surviving Corporation. Parent and the Surviving Corporation each covenant and agree to indemnify, defend, protect and hold harmless each Company Securityholder (individually, a “Shareholder Indemnified Party” and collectively, the “Shareholder Indemnified Parties”) from and against:
     (a) all Damages suffered, sustained, incurred or paid by any of the Shareholder Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:
               (i) any misrepresentation, breach or inaccuracy of any representation or warranty of Parent or Newco set forth in this Agreement; or
               (ii) any nonfulfillment or breach of any covenant or agreement on the part of Parent or Newco set forth in this Agreement.
     Section 8.3 Indemnification Net of Recovery. No Indemnified Party has any obligation to pursue any insurance claim or claim for indemnity or other similar payment from any third party with respect to any Damages. However, all Damages shall be computed net of any insurance proceeds and any indemnity or other similar payment actually recovered by the Indemnified Party or any of its Affiliates with respect to such Damages. If an Indemnified Party receives insurance proceeds or any indemnity or other similar payment from a third party after the date on which an Indemnifying Party has paid such indemnification claim, then not later than five (5) days after receiving such insurance proceeds or any indemnity or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party in an amount equal to the lesser of (a) the insurance proceeds or indemnity or other similar payment received by the Indemnified Party or (b) the Damages previously paid by the Indemnifying Party to the Indemnified Party with respect to that indemnification claim.
     Section 8.4 Limitation and Survival of Indemnification Obligations.
          (a) Notwithstanding the above, there shall be no liability for indemnification under Section 8.1(a)(i) unless the aggregate amount of Damages thereunder exceeds $100,000 (the “Shareholder Indemnification Threshold”), at which time the Indemnifying Securityholders will be obligated to indemnify the Buyer Indemnified Parties with respect to the aggregate amount of all such Damages described in Section 8.1(a)(i) and not just amounts in excess of $100,000; provided, however, that the Shareholder Indemnification Threshold shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by the Company in any of the following sections: Section 4.1 (due organization), 4.2 (authorization; validity), 4.4 (capitalization), 4.7(b) (Net Funded Indebtedness), 4.7(c) (Net Working Capital), 4.7(d) (Closing Net Funded Indebtedness) 4.11 (environmental matters), 4.18 (labor matters), 4.19 (employee benefits), 4.22 (intellectual property) and 4.24 (Taxes).
          (b) Notwithstanding the above, there shall be no liability for indemnification under Section 8.2(a)(i) unless the aggregate amount of Damages thereunder exceeds $100,000 (the “Buyer Indemnification Threshold”), at which time Parent or Newco will be obligated to indemnify the Shareholder Indemnified Parties with respect to the aggregate amount of all Damages described in Section 8.2(a)(i) and not just amounts in excess of $100,000; provided, however, that the Buyer Indemnification Threshold shall not apply to the misrepresentation, breach or inaccuracy of any representation or warranty made by Parent or Newco in Section 5.2 (authorization; validity).
          (c) The indemnification obligations under Section 8.1(a)(i) shall be limited to an aggregate amount equal to (A) with respect to any Indemnifying Securityholder other than the Principal Shareholders, his, her or its pro rata share of the Escrow Amount, and (B) with respect to each of the Principal Shareholders, the sum of the amounts paid with respect to his, her or its Company Equity Securities under Section 2.8 above or with respect to his, her or its SAR under the SAR Plan, including his, her or its pro rata share of the Escrow Amount (as applicable pursuant to the foregoing clauses (A) and (B), the “Cap”); provided, however, that the Cap shall not apply to any fraudulent misrepresentation or the misrepresentation, breach or inaccuracy of any representation or warranty made by the Company in any of the following sections: Section 4.1 (due organization), 4.2 (authorization; validity), 4.4 (capitalization), 4.7(c) (Funded Indebtedness), 4.7(d) (Net Working Capital), 4.19 (employee benefit plans), 4.22 (intellectual property) and 4.24 (Taxes).
          (d) The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Securityholders under this Agreement. However, the rights of the Buyer Indemnified Parties under this Article VIII shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for the Buyer Indemnified Parties to enforce such rights; provided that the Buyer Indemnified Parties shall not attempt to collect any Damages directly from the Indemnifying Securityholders unless there are no remaining funds held in escrow pursuant to the Escrow Agreement.
          (e) The indemnification obligations of Parent or Newco under Section 8.2(a)(i) shall be limited to an amount equal to the Escrow Amount.
          (f) The indemnification obligations under Section 8.1(a)(i) and Section 8.2(a)(i) shall survive the Closing and shall terminate on the expiration date of the representation or warranty to which such obligation relates.
          (g) Notwithstanding anything to the contrary herein, the right of any party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.
          (h) Notwithstanding anything to the contrary herein, for purposes solely of this Article VIII, each representation or warranty made by the Company (whether made herein or in or any other agreement or instrument furnished by the Company to Parent pursuant to this Agreement) is made without any qualifications or limitations as to materiality (including without limitation any qualifications or limitations made by reference to a Company Material Adverse Effect) and, without limiting the foregoing, the words “material” and words of similar import shall be deemed deleted from any such representation or warranty.
     Section 8.5 Survival and Expiration of Representations and Warranties.

          (a) The representations and warranties of Parent or Newco shall survive the Closing and shall expire on the later to occur of (x) the Release Date or (y) the final resolution of Claims pending with respect to such representations and warranties as of such date. The representations and warranties of the Company (whether made herein or in any other document, agreement or instrument delivered in connection herewith) shall survive the Closing and shall expire on the later of the following:
     (i) except as to representations and warranties specified in clause (ii), (iii), or (iv) of this sentence, the Release Date; or
     (ii) with respect to Sections 4.1 (due organization), 4.2 (authorization; validity), and 4.4 (capitalization), and other provisions relating to the title to the Company Equity Securities, indefinitely; or
     (iii) with respect to Section 4.22(o) (Commitments), on the date that is eighteen (18) months after the Release Date; or
     (iv) with respect to representations and warranties contained in Sections 4.19 (employee benefit plans) and 4.24 (Taxes) on the date that is six (6) months after the expiration of the longest applicable federal, state, local or foreign statute of limitation (including extensions thereof).
          (b) All covenants of the parties (whether made herein or in any other agreement or document contemplated hereby), including the obligations set forth in Section 8.1 and Section 8.2, shall survive the Closing, continue in effect and expire in accordance with their respective terms.
          (c) Notwithstanding anything to the contrary herein, any Claim alleging any misrepresentation, breach or inaccuracy of any representation or warranty made prior to the expiration period shall survive with respect to the applicable representation or warranty until final resolution of such Claim and payment of any Damages associated therewith.
     Section 8.6 Indemnification Procedures. All claims for indemnification under this Article VIII (“Claims”) shall be asserted and resolved as follows:
          (a) Notice of Third Party Actions. A Person entitled to indemnification hereunder the “Indemnified Party”) shall give written notification to the Person obligated to provide indemnification pursuant to Section 8.1 or 8.2 (the “Indemnifying Party”) of the commencement of any suit or proceeding by a third Person against the Indemnified Party (a “Third Party Action”). Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damage or Liability caused by or arising out of such failure.

          (b) Indemnification by the Company or Indemnifying Securityholders of Third Party Actions. The obligations and liabilities of the Company or the Indemnifying Securityholders with respect to a Third Party Action for which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions:
               (i) The Indemnifying Securityholders will have the right, but not the obligation, to defend against, direct the defense of, or settle any such Third Party Action and any related action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator or mediator (a “Legal Proceeding”) and with counsel reasonably acceptable to the Buyer Indemnified Party. The Buyer Indemnified Party may participate in such defense with counsel of its own choosing, provided that the Indemnifying Securityholders will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Buyer Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Buyer Indemnified Party in connection with the defense of such Legal Proceeding unless the Buyer Indemnified Party determines in good faith that the Buyer Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with those of the Indemnifying Securityholders. If the Indemnifying Securityholders assume the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Company or Indemnifying Securityholders unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Buyer Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Securityholders.
               (ii) Notwithstanding the provisions of Section 8.6(b)(i), if:
                    (A) the Indemnifying Securityholders fail or refuse to undertake the defense of such Third Party Action within ten (10) days after delivery of written notification to the Indemnifying Securityholders of the commencement of such Third Party Action or if the Indemnifying Securityholders later withdraw from such defense, or
                    (B) the Third Party Action involves any Governmental Authority as a party thereto, criminal liability, or any Third Party Action in which equitable relief is sought against the Buyer Indemnified Party, the Buyer Indemnified Party will have the right to undertake the defense of such claim with counsel of its own choosing, with the Company or Indemnifying Securityholders responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Buyer Indemnified Party.
          (c) Indemnification by Parent and Surviving Corporation of Third Party Actions. The obligations and liabilities of Parent and Newco hereunder with respect to a Third Party Action for which the Company Securityholders are entitled to indemnification pursuant to this Article VIII will be subject to the following terms and conditions.

                    (i) The Parent and Surviving Corporation will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at their sole cost and expense and with counsel of their choosing (subject to the approval of the Shareholders’ Representative, which will not be unreasonably withheld or delayed) and the Shareholders’ Representative will reasonably cooperate in the defense thereof. The Company Securityholders may participate in such defense with counsel of their own choosing, provided that Parent or Surviving Corporation will not, following written notice of its election to defend against and direct the defense of any such Third Party Action, be liable to the Company Securityholders under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Company Securityholders in connection with the defense of such Legal Proceeding unless the Shareholders’ Representative determines in good faith that the Company Securityholders have available to them one or more defenses or counterclaims that are inconsistent with those of Parent and/or Surviving Corporation. If Parent or Surviving Corporation assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Parent or Surviving Corporation without the written consent of the Shareholders’ Representative (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Company Securityholders, and (y) the sole relief provided is monetary damages that are paid in full by Parent and/or Surviving Corporation. The Parent and Surviving Corporation will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).
                    (ii) Notwithstanding the provisions of Section 8.6(c)(i), if Parent or Surviving Corporation fails or refuses to undertake the defense of such Third Party Action within 10 days after delivery of written notification to Parent and Surviving Corporation of the commencement of such Third Party Action or if Parent and/or Surviving Corporation later withdraws from such defense, the Shareholders’ Representative will have the right to undertake the defense of such claim with counsel of its own choosing, with Parent and/or Surviving Corporation responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Shareholders’ Representative.
          (d) (i) In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver to the Indemnifying Party a written notification (“Claim Notice”) which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
               (ii) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer (provided, that if a

Buyer Indemnified Party is the Indemnified Party and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer Indemnified Party)), (y) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer (provided, that if a Buyer Indemnified Party is the Indemnified Party and is seeking to enforce such Claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver to the Escrow Agent, within three days following delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer Indemnified Party)), or (z) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
               (iii) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.6(e) shall become effective with respect to such Dispute. The provisions of this Section 8.6(e) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York.
          (e) If, as set forth in Section 8.6(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:
               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.
               (ii) The parties shall commence the arbitration by jointly filing a written submission with the Indianapolis, Indiana, office of the AAA (or office closest thereto if such office is then no longer in existence) in accordance with Commercial Rule 5 (or any successor provision).
               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.
               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.
               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 8.6(e), or (y) address or resolve any issue not submitted by the parties.
               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.
          (f) The parties hereto shall treat all payments under this Article VIII as an adjustment to the Purchase Price hereunder, unless a final determination (within the meaning of Section 1313 of the Code) causes any such payment not to be treated as an adjustment.
Notwithstanding the other provisions of this Section 8.6, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).
     Section 8.7 Remedies Cumulative. The remedies set forth in this Article VIII are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to any Indemnified Party under any other agreement or pursuant to statutory or common law. If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any Schedule, agreement, certificate or other document delivered in connection herewith, the party asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, and shall be entitled to each and every remedy available pursuant to each and every section or provision pursuant to which such party elects, at its sole discretion, to assert such claim.
     Section 8.8 Right to Set-Off. Parent and the Surviving Corporation shall have the right, but not the obligation, to set off, in whole or in part, against any obligation either of them owes to any Company Securityholder, amounts owed to any Buyer Indemnified Party by any Company Securityholders pursuant to this Agreement.
     Section 8.9 No Claim Against the Company. Each Company Securityholder waives any right of contribution or other similar right against the Company arising out of the representations, warranties, covenants and agreements contained in this Agreement and agrees that any claim of any Buyer Indemnified Party, whether for indemnity or otherwise, may be asserted directly against the Company Securityholders, without any need for any claim against, or joinder of, the Company.
     Section 8.10 Apportionment. In the case of any Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any real property, personal property or other ad valorem Taxes be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any other Tax be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date based on a closing of the books as of the close of business on the Closing Date.
Article IX
TERMINATION AMENDMENT AND WAIVER
     Section 9.1 Termination.
This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the shareholders of the Company at any time prior to Closing:
          (a) by mutual consent of the Company, Parent and Newco;
          (b) by either the Company or Parent and Newco, if the Merger shall not have been consummated on or before the date 90 days after the date of this Agreement (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;
          (c) by either Parent or Newco or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
          (d) by Parent by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 7.1 not to be satisfied and (ii) is not cured within 20 days following delivery by Parent to the Company of written notice of such breach; or
          (e) by the Company by giving written notice to Parent in the event Parent or Newco is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 7.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to Parent of written notice of such breach.
     Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 6.5 and 11.4, which shall survive the termination of this Agreement; provided that, termination shall not affect the liability of either party to the other party for any willful breach of this Agreement.
Article X
REPRESENTATIVE OF THE HOLDERS OF COMPANY EQUITY SECURITIES
     Section 10.1 Authorization of Representative.
          (a) James R. McKneight (the “Shareholders’ Representative”) is hereby appointed, authorized and empowered to act as the exclusive agent and attorney-in-fact to act on behalf of each Company Securityholder in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:
               (i) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Shareholders’ Representative, in its sole discretion, may deem necessary or desirable;
               (ii) to enforce and protect the rights and interests of the Company Securityholders arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Company Securityholders, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Newco and/or Surviving Corporation, defending any Third Party Actions or Claims by the Buyer Indemnified Parties, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against any of the Company Securityholders, and receive process on behalf of any or all Company Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
               (iii) to refrain from enforcing any right of the Company Securityholders arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Company Securityholders unless such waiver is in writing signed by the waiving party; and
               (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or executed in connection herewith.
          (b) the Shareholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services under this Article X. In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder (i) the Shareholders’ Representative shall incur no responsibility whatsoever to any Company Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice shall in no event subject the Shareholders’ Representative to liability to any Company Securityholders. Company Securityholders shall indemnify, pro rata based upon such holder’s share of the number of Common Shares outstanding as of immediately prior to the Closing (on a fully-diluted basis as of the Effective Time), the Shareholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Representative hereunder or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally establishes liability of the Shareholders’ Representative hereunder as a result of its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Shareholders’ Representative to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholders shall promptly deliver to the Shareholders’ Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share of the number of Common Shares outstanding as of immediately prior to the Closing (on a fully-diluted basis as of the Effective Time).
          (c) All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement.
          (d) Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Agreement all of which actions or omissions shall be legally binding upon the Company Securityholders.
          (e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, incapacity, bankruptcy or liquidation of any Company Securityholders; and (ii) shall survive the consummation of the Merger.
          (f) Should the Shareholders’ Representative resign or be unable to serve, the Shareholders’ Representative shall appoint a single substitute agent to take on the responsibility of the representative hereunder, whose appointment shall be effective on the date of the Shareholders’ Representative’s resignation or incapacity.
Article XI
GENERAL
     Section 11.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives; provided, however, that notwithstanding the foregoing, each of Parent and/or the Surviving Corporation may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates, and provided further that each such entity may assign any or all of its rights, obligations or Liabilities under this Agreement to any party that merges with or acquires all or substantially all of the stock of such entity or substantially all of the assets of such entity to which this Agreement relates. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.
     Section 11.2 Entire Agreement. This Agreement and all other agreements contemplated hereby sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. The Disclosure Schedule is incorporated herein by this reference and expressly made a part hereof.
     Section 11.3 Counterparts. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
     Section 11.4 Expenses and Fees. Parent and Newco will pay and be solely responsible for all of the fees, expenses and disbursements of Parent and Newco and their agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses. The Company Securityholders (and not the Company) will be solely responsible for, and shall pay (or if paid by the Company prior to the Closing, reimburse the Company for) all Company Expenses that are not paid out of the Common Stock Consideration under Section 3.2(f), Section 3.2(g), Section 3.2(h), or Section 3.2(i) above.
     Section 11.5 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.
     Section 11.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized courier service, as follows:
     If to Parent or Newco to:
WebMD Health Corp.
111 Eighth Ave.
New York, NY 10011
Facsimile: (212) 624-3773
Attention: General Counsel
with a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Facsimile: (617) 526-5000
Attention: Jeffrey A. Stein, Esq.
     If to the Company to:
Summex Corporation
7602 Woodland Drive, Suite 300
Indianapolis, IN 46278
Attention: James R. McKneight, CFO
(317) 713-3939 (phone)
(317) 713-3950 (Fax)
     with a required copy to:
Locke Reynolds LLP
201 N. Illinois Street, Suite 1000
P.O. Box 44961
Indianapolis, IN 46244-0961
For overnight courier deliveries, omit P.O. Box and use ZIP 46204
Attention: Rex E. Bennett, Michael T. Bindner or Jeffrey S. Dible
(317) 237-3800 (phone)
(317) 237-3900 (Fax)
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.
     Section 11.7 Governing Law and Forum. This Agreement shall be governed by, and all disputes, claims or controversies (including without limitation, all disputes and claims arising under Article VIII) relating to, arising out of, or in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach, or termination, shall be resolved in accordance with the laws of the State of New York without regard to its conflict of laws rules (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). In the event that a dispute, claim or controversy relating to, arising out of, or in connection with this Agreement is not the subject of a claim for specific performance pursuant to Section 11.5 or subject to arbitration pursuant to Section 8.6 (including, without limitation, as incorporated into Section 2.9) of this Agreement, such dispute, claim or controversy shall be subject to the exclusive jurisdiction of the New York courts and no others. The parties hereby consent to the jurisdiction of the above-designated courts and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of the State of New York.

     Section 11.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.
     Section 11.9 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, officer, director, employee or partner of any party hereto or any other Person, other than the parties hereto, the Buyer Indemnified Parties and the Shareholder Indemnified Parties.
     Section 11.10 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.
     Section 11.11 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.
     Section 11.12 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 11.13 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

WEBMD HEALTH CORP.
By:	/s/ Douglas W. Wamsley
Name:	Douglas W. Wamsley
Title:	Executive Vice President

FFGM, INC.
By:	/s/ David J. Schlanger
Name:	David J. Schlanger
Title:	Treasurer

SUMMEX CORPORATION
By:	/s/ J. Robert Plankenhorn
Name:	J. Robert Plankenhorn
Title:	President & Chief Executive Officer